UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 1, 2018 (July 27, 2018)
KIMBALL ELECTRONICS, INC.
________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-36454	35-2047713
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1205 Kimball Boulevard, Jasper, Indiana	47546
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (812) 634-4000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On July 27, 2018, Kimball Electronics, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) among the Company, the lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Documentation Agent. The Credit Agreement amends and restates the Company’s existing five-year credit agreement, which was scheduled to mature on October 31, 2019.
The Credit Agreement has a maturity date of July 27, 2023 and allows for $150 million in borrowings, with an option to increase the amount available for borrowing to $225 million at the Company’s request, subject to the consent of each lender participating in such increase.
The revolving credit loans under the Credit Agreement may consist of, at the Company’s election, advances in U.S. dollars or advances in any other currency that is agreed to by the lenders. Loans under the Credit Agreement can also be in the form of swingline loans in U.S. dollars, which will be on a case by case basis. The proceeds of the loans are to be used for working capital and general corporate purposes of the Company including capital expenditures and acquisitions. A portion of the credit facility, not to exceed $15 million of the principal amount, will be available for the issuance of letters of credit. A commitment fee on the unused portion of principal amount of the credit facility is payable at a rate that ranges from 20.0 to 25.0 basis points per annum as determined by the Company’s ratio of consolidated total indebtedness to adjusted consolidated EBITDA.
The interest rate on borrowings is dependent on the type of borrowings and will be one of the following two options:

•
the London Interbank Offered Rate (“LIBOR”) in effect two business days prior to the advance (adjusted upwards to reflect bank reserve costs) for such interest period as defined in the agreement, plus the Eurocurrency Loans spread which can range from 125.0 to 175.0 basis points based on the Company’s ratio of consolidated total indebtedness to adjusted consolidated EBITDA; or

•	the Alternate Base Rate, which is defined as the highest of the fluctuating rate per annum equal to the higher of

a.	JPMorgan’s prime rate;

b.	1% per annum above the Adjusted LIBO Rate (as defined in the Credit Agreement); or

c.	1/2% per annum above the Federal Funds Effective Rate (as defined in the Credit Agreement);
plus the ABR Loans spread which can range from 25.0 to 75.0 basis points based on the Company’s ratio of consolidated total indebtedness to adjusted consolidated EBITDA.
The Company’s financial covenants under the Credit Agreement require:

•
a ratio of consolidated total indebtedness minus unencumbered U.S. cash on hand in the U.S. in excess of $15 million to adjusted consolidated EBITDA, determined as of the end of each of its fiscal quarters for the then most recently ended four fiscal quarters, to not be greater than 3.0 to 1.0, and

•	a fixed charge coverage ratio, determined as of the end of each of its fiscal quarters for the then most recently ended four fiscal quarters, to not be less than 1.10 to 1.00.

The Company intends to fund the pending GES acquisition, which was disclosed in the Company’s Current Report on Form 8-K filed on May 17, 2018, with proceeds from this Credit Agreement. As of August 1, 2018, the Company has $35.1 million in borrowings outstanding under the Credit Agreement, including $20.2 million of borrowings to fund a portion of the pending GES acquisition to be held in an escrow account until closing of the pending acquisition.
The foregoing description of the Credit Agreement is only a summary of the Credit Agreement. For the complete text of the Credit Agreement, please see the agreement filed with this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.
Item 2.02 Results of Operations and Financial Condition
On August 1, 2018, the Company issued an earnings release for the fourth quarter ended June 30, 2018.  The earnings release is attached as Exhibit 99.1 and supplementary information provided for the Company’s earnings conference call is attached as Exhibit 99.2.
The information in Item 2.02 of this Form 8-K, including Exhibit 99.1 and Exhibit 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Form 8-K shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except as shall otherwise be expressly set forth by specific reference in such filing.
Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 of this Current Report on Form 8-K related to the Credit Agreement is incorporated by reference in this Item 2.03.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibits are filed as part of this report:

Exhibit
Number	Description
10.1
Amended and Restated Credit Agreement among Kimball Electronics, Inc., the lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent and Bank of America, N.A., as Documentation Agent

99.1	Earnings Release dated August 1, 2018
99.2	Supplementary Information

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL ELECTRONICS, INC.

By:	/s/ Michael K. Sergesketter
MICHAEL K. SERGESKETTER Vice President, Chief Financial Officer
Date: August 1, 2018

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